EXHIBIT 99.1

Northern Technologies International Corporation Reports Record Sales and Earnings for Fiscal 2014

MINNEAPOLIS, Nov. 12, 2014 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for fiscal 2014. Highlights of NTIC's financial and operating results include:

  Sales of ZERUST® industrial products increased 13.3% to $18,918,563 during fiscal 2014 compared to $16,695,197 during fiscal 2013 due to increased demand from existing customers and the addition of new customers for both new and traditional product offerings.

  Sales of ZERUST® Oil & Gas products and services increased 71.1% to $1,702,131 during fiscal 2014 compared to $994,898 during fiscal 2013 due to the addition of new customers.

  Sales of Natur-Tec® products increased 45.8% to $2,980,820 during fiscal 2014 compared to $2,044,666 during fiscal 2013. This increase was due primarily to finished product sales both in North America and abroad through Natur-Tec India.

  Sales made by NTIC's joint ventures increased 5.0% to $118,848,890 during fiscal 2014 compared to $113,189,068 during fiscal 2013.

  Net income attributable to NTIC increased 22.0%, to $4,106,372, or $0.90 per diluted common share, for fiscal 2014 compared to $3,366,894, or $0.75 per diluted common share, for fiscal 2013.

"We are very pleased that, in fiscal 2014, we were able to set new sales records across the board while also achieving double-digit expansion objectives in the key market segments that NTIC serves. Our competitive position, operations and balance sheet are all stronger than ever," said G. Patrick Lynch, President and Chief Executive Officer of NTIC. "

NTIC's consolidated net sales increased 19.2% to $26,826,108 during fiscal 2014 compared to $22,501,864 during fiscal 2013.

The following table sets forth NTIC's net sales by product segment for fiscal 2014 and fiscal 2013:

	Fiscal 2014	Fiscal 2013	$ Change	% Change
ZERUST® net sales	$23,845,288	$20,457,198	$3,388,090	16.6%
Natur-Tec® net sales	2,980,820	2,044,666	936,154	45.8%
Total net sales	$26,826,108	$22,501,864	$4,324,244	19.2%

During fiscal 2014, 88.9% of NTIC's consolidated net sales were derived from sales of ZERUST® products and services, which increased 16.6% to $23,845,288 compared to $20,457,198 during fiscal 2013 due to increased demand from existing customers and the addition of new customers. NTIC has strategically focused its sales efforts for ZERUST® products and services on customers with sizeable corrosion problems in industry sectors that offer sizable growth opportunities, including the oil and gas sector.    The following table sets forth NTIC's net sales of ZERUST® products for fiscal 2014 and 2013:

	Fiscal 2014	Fiscal 2013	$ Change	% Change
ZERUST® industrial net sales	$18,918,563	$16,695,197	$2,223,366	13.3%
ZERUST® joint venture net sales	3,224,594	2,767,103	457,491	16.5%
ZERUST® oil & gas net sales	1,702,131	994,898	707,233	71.1%
Total ZERUST® net sales	$23,845,288	$20,457,198	$3,388,090	16.6%

Mr. Lynch added, "Over the last 12 months, our Oil & Gas team has enjoyed the rapid adoption of our proprietary solutions for the bottom plates of oil storage tanks, which are highly susceptible to aggressive corrosion and consequent leaks. Our team has been systematically targeting North American oil terminal operators as well as refineries, and has been working hard to keep up with demand. Having seen the need for and acceptance of our innovative solutions, we expect this to be a growth opportunity for us in fiscal 2015 and beyond.  We also are making great progress in having these new ZERUST® solutions adopted as industry requirements/standards. It's also important to mention that our sales of Natur-Tec® products in general as well as through our majority-owned Chennai, India- based subsidiary in India, continue to show strong growth."

During fiscal 2014, 11.1% of NTIC's consolidated net sales were derived from sales of Natur-Tec® products, compared to 9.1% during fiscal 2013. Sales of Natur-Tec® products increased 45.8% to $2,980,820 during fiscal 2014 compared to $2,044,666 during fiscal 2013. This increase was due primarily to finished product sales both in North America and abroad through Natur-Tec India. Demand for Natur-Tec® products around the world depends primarily on market acceptance and the reach of NTIC's distribution network. Because of the typical size of individual orders and overall size of NTIC's net sales derived from sales of Natur-Tec® products, the timing of one or more orders can materially affect NTIC's quarterly sales of Natur-Tec® products and the comparisons to prior fiscal year quarters.

Cost of goods sold increased 15.1% in fiscal 2014 compared to fiscal 2013 primarily as a result of the increase in net sales. Cost of goods sold as a percentage of net sales decreased to 66.4% during fiscal 2014 compared to 68.8% during fiscal 2013 primarily as a result of increased sales during fiscal 2014 of ZERUST® products for the oil and gas industry which carry higher margins than other traditional ZERUST® products and increased expenses during fiscal 2013 associated with the production and shipping of ZERUST® products to a new customer.

NTIC's equity in income from joint ventures increased 13.0% to $5,920,603 compared to equity in income from joint ventures of $5,237,711 during fiscal 2013. NTIC recognized fee income for services provided to joint ventures of $8,142,863 during fiscal 2014 compared to $7,352,980 during fiscal 2013, representing an increase of 10.7%. Equity income from joint ventures and fee income for services provided to joint ventures are a function of the sales made by NTIC's joint ventures, which were $118,848,890 during fiscal 2014 compared to $113,189,068 during fiscal 2013.

NTIC's total operating expenses increased 11.9% during fiscal 2014 compared to fiscal 2013 primarily as a result of an increase in general and administrative expense, selling expenses and research and development expense, and reflected NTIC's overall efforts to support its new business. NTIC incurred $4,368,752 of research and development expense during fiscal 2014 compared to $3,815,515 during fiscal 2013. NTIC anticipates that it will spend between $4,000,000 and $4,500,000 in total during fiscal 2015 on research and development activities related to its new technologies.

Net income attributable to NTIC increased 22.0%, to $4,106,372, or $0.90 per diluted common share, for fiscal 2014 compared to $3,366,894, or $0.75 per diluted common share, for fiscal 2013. This increase was primarily the result of the increase in gross profit and an increase in income from NTIC's joint venture operations.

NTIC's working capital increased to $17,853,311 at August 31, 2014, including $2,477,017 in cash and cash equivalents and $5,519,766 in available for sale securities compared to $13,270,452 at August 31, 2013, including $4,314,258 in cash and cash equivalents.

Outlook

For the fiscal year ending August 31, 2015, NTIC expects its net sales to range between $32.0 million and $34.0 million, and expects net income of between $5.4 million to $5.7 million, or between $1.20 and $1.26 per diluted share.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for fiscal 2014 and its future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC's website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 32798110.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of majority-owned subsidiaries, joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resin compounds and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its financial guidance for fiscal 2014, anticipated research and development expense for fiscal 2014, the growth opportunity for NTIC's proprietary solutions for the bottom plates of oil storage tanks and the anticipated continued strong growth in sales of NTIC's Natur-Tec® products  and other statements that can be identified by words such as "believes," "continues," "expects," "anticipates," "intends," "potential," "outlook," "will," "would," "should," "guidance" or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; NTIC's dependence on its joint ventures in Germany and China in particular due to their significance and the effect of a termination of one of these or NTIC's other joint ventures on NTIC's business and operating results; risks related to the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; timing of NTIC's receipt of purchase orders under supply contracts; variability in sales to Petrobras and other customers and the effect on NTIC's quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - AUGUST 31, 2014 AND 2013
	August 31, 2014	August 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 2,477,017	$ 4,314,258
Available for sale securities	5,519,766	—
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of $40,000 and $20,000 at August 31, 2014 and 2013, respectively	3,596,247	3,329,995
Trade joint ventures	951,286	859,434
Fees for services provided to joint ventures	2,612,899	2,446,017
Income taxes	762	144,939
Inventories	5,961,399	5,111,549
Prepaid expenses	411,226	258,765
Deferred income taxes	789,364	467,548
Total current assets	22,319,966	16,932,505

PROPERTY AND EQUIPMENT, net	6,477,987	5,323,612

OTHER ASSETS:
Investments in joint ventures	22,961,989	24,702,981
Deferred income taxes	943,279	1,034,212
Patents and trademarks, net	1,197,700	1,060,639
Other	156,854	—
Total other assets	25,259,822	26,797,832
Total assets	$ 54,057,775	$ 49,053,949

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of note payable	$ —	$ 76,119
Accounts payable	2,225,029	1,830,729
Accrued liabilities:
Payroll and related benefits	1,847,246	1,277,942
Deferred joint venture royalties	288,000	288,000
Other	106,380	189,263
Total current liabilities	4,466,655	3,662,053

NOTE PAYABLE, NET OF CURRENT PORTION	—	857,295

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000 shares; issued and outstanding 4,504,552 and 4,432,036, respectively	90,092	88,641
Additional paid-in capital	12,676,546	11,701,942
Retained earnings	32,733,300	28,626,928
Accumulated other comprehensive income	253,925	316,161
Stockholders' equity	45,753,863	40,733,672
Non-controlling interests	3,837,257	3,800,929
Total equity	49,591,120	44,534,601
Total liabilities and equity	$ 54,057,775	$ 49,053,949

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED AUGUST 31, 2014 AND 2013

	Three Months Ended		Twelve Months Ended
	August 31, 2014	August 31, 2013	August 31, 2014	August 31, 2013
NET SALES:
Net sales, excluding joint ventures	$6,413,052	$5,427,519	$23,601,514	$19,724,205
Net sales, to joint ventures	964,128	659,215	3,224,594	2,777,659
Total net sales	7,377,180	6,086,734	26,826,108	22,501,864

Cost of goods sold	4,923,967	4,093,963	17,803,153	15,473,212
Gross profit	2,453,213	1,992,771	9,022,955	7,028,652

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,503,939	1,504,642	5,920,603	5,237,711
Fees for services provided to joint ventures	1,973,769	1,817,875	8,142,863	7,352,980
Total joint venture operations	3,477,708	3,322,517	14,063,466	12,590,691

OPERATING EXPENSES:
Selling expenses	1,296,272	1,256,829	5,221,738	4,845,676
General and administrative expenses	1,488,449	1,107,586	5,393,531	4,605,979
Expenses incurred in support of joint ventures	358,323	360,922	1,408,014	1,387,197
Research and development expenses	1,026,255	962,265	4,368,752	3,815,515
Total operating expenses	4,169,299	3,687,602	16,392,035	14,654,367

OPERATING INCOME	1,761,622	1,627,686	6,694,386	4,964,976

INTEREST INCOME	5,889	16,004	11,617	34,614
INTEREST EXPENSE	(14,613)	(12,233)	(47,322)	(52,215)
OTHER INCOME	4,393	670,126	4,393	670,126

INCOME BEFORE INCOME TAX EXPENSE	1,757,291	2,294,041	6,663,074	5,617,501

INCOME TAX EXPENSE	305,623	332,000	1,124,662	864,000

NET INCOME	1,451,668	1,962,041	5,538,412	4,753,501

NET INCOME ATTRIBUTABLE TO NON CONTROLLING INTEREST	209,141	346,291	1,432,040	1,386,607

NET INCOME ATTRIBUTABLE TO NTIC	$1,242,527	$1,615,750	$4,106,372	$3,366,894

NET INCOME PER COMMON SHARE:
Basic	$0.28	$0.37	$0.92	$0.76
Diluted	$0.27	$0.36	$0.90	$0.75

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	4,487,478	4,431,948	4,454,836	4,421,636
Diluted	4,594,996	4,501,017	4,579,498	4,475,895
CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         NTIC
         (763) 225-6600